As filed with the Securities and Exchange Commission on May 16, 2002
                                                      Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                               RYERSON TULL, INC.
             (Exact Name of Registrant as Specified in its Charter)

              Delaware                                   36-3425828
   (State or Other Jurisdiction of            (IRS Employer Identification No.)
    Incorporation or Organization)

2621 West 15th Place, Chicago, Illinois                    60603
(Address of principal executive offices)                 (Zip Code)

                     Ryerson Tull 2002 Incentive Stock Plan
                            (Full Title of the Plan)


                               JOYCE E. MIMS, ESQ.
                               Ryerson Tull, Inc.
                  2621 West 15th Place, Chicago, Illinois 60608
                     (Name and address of agent for service)

                                 (773) 762-2121
          (Telephone number, including area code, of agent for service)

                                   -----------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                           Proposed                Proposed
                                                            Maximum                Maximum                Amount of
Title of Class of Securities      Amount to be          Offering Price            Aggregate             Registration
      To be Registered            Registered(1)           Per Share(2)          Offering Price               Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock ($1.00 par
value) (including preferred
stock purchase rights)          2,500,000 shares             $10.57              $26,425,000               $2,431.10
====================================================================================================================

1) The number of shares of Common Stock to be registered may be adjusted in accordance with the provisions of the Plan in the event that, during the period that the Plan is in effect, the number of shares of Common Stock is increased or decreased or such shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Registrant through merger or consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, rights offering, exchange or other change in the corporate structure or capitalization of the Registrant affecting the Common Stock. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of any such events may be issued in accordance with the provisions of the Plan.
2) Pursuant to Rule 457(h)(1), computed on the basis of the average of the high and low sale prices on the New York Stock Exchange on May 14, 2002 for the Registrant's Common Stock
================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Ryerson Tull, Inc., a Delaware corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), file No 1-9117, are incorporated into this Registration Statement by reference and shall be deemed to a part hereof:

         (a) Annual Report on Form 10-K of the Company for the year ended December 31, 2001;

         (b) Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2002;

         (c) the description of the Company's Common Stock, $1.00 par value (the "Common Stock") contained in the Company's Registration Statement filed on Form S-3 on September 25, 1995, including any amendment or report filed with the Commission for the purpose of updating such description; and

         (d) the description of the Company's Series D Junior Participating Preferred Stock included in the Company's amended Registration Statement filed on Form 8-A/A-2 on October 6, 1999, including any amendment or report filed with the Commission for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The legality of the shares of common stock offered hereby has been passed upon by Joyce E. Mims, Vice President and General Counsel of the Company. As of May 10, 2002, Ms. Mims had options to acquire 58,500 shares of Company common stock.

Item 6.  Indemnification of Directors and Officers.

         (a) The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any of the rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

         (b) Article Eight of the Certificate of Incorporation of the Company permits, and Article VI of the By-Laws of the Company provides for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

         (c) The Corporation maintains directors' and officers' liability insurance coverage for its directors and officers and those of its subsidiaries and for certain other executive employees. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors, officers or employees, with respect to which they may or may not be indemnified under the provisions of the Certificate of Incorporation or By-Laws of the Corporation or otherwise.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         See Exhibit Index which is incorporated herein by reference.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to under Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on the 16th day of May, 2002.

                                        RYERSON TULL, INC.


                                        By:    /s/ Neil S. Novich
                                            ------------------------------------
                                            Neil S. Novich
                                                   Chairman, President
                                               and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 16, 2002.

         Signature                                          Title
         ---------                                          -----
              /s/ Neil S. Novich                Chairman, President and Chief
         ------------------------------            Executive Officer, and
         Neil S. Novich                                    Director


               /s/ Jay M. Gratz                  Executive Vice President and
         -----------------------------            Chief Financial Officer
         Jay M. Gratz                           (Principal Financial Officer)


              /s/ Lily L. May                             Controller
         ------------------------------        (Principal Accounting Officer)
         Lily L. May

         Jameson A. Baxter                                 Director

         Richard G. Cline                                  Director

         Gary L. Crittenden                                Director

         James A. Henderson                                Director                   By:   /s/ Neil S. Novich
                                                                                         -----------------------
         Gregory P. Josefowicz                             Director                             Neil S. Novich
                                                                                                Attorney-in-fact
         Jerry K. Pearlman                                 Director

         Ronald L. Thompson                                Director

                                  EXHIBIT INDEX

 Exhibit
 Number                        Description of Exhibit
 -------                       ----------------------

    5             Opinion of Joyce E. Mims .............................

 23.1             Consent of Joyce E. Mims (included in Exhibit 5) .....

 23.2             Consent of PricewaterhouseCoopers LLP ................

   24             Powers of Attorney ...................................